Exhibit 3.1

Pennsylvania Department of State
Bureau of Corporations and Charitable Organizations

Statement with Respect to Shares
In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.	The name of the corporation is PPG Industries, Inc.

2.	The resolution amending the Articles under 15 Pa.C.S. § 1522(b) is set forth in full in Exhibit A attached hereto and made a part thereof.

3.
The aggregate number of shares of such class or series established and designated by (a) such resolution, (b) all prior statements, if any, filed under 15 Pa.C.S. § 1522(b) or corresponding provisions of prior law with respect thereto, and (c) any other provision of the Articles is 0 shares.

4.	The resolution was adopted by the Board of Directors or an authorized committee thereon on September 18, 2014.

5.	The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.
IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 21st day of October, 2014

PPG Industries, Inc.
Name of Corporation

/s/ Charles E. Bunch
Signature

Charles E. Bunch, Chairman and CEO
Title

Exhibit A

RESOLVED, that, effective upon the filing of a Statement with Respect to Shares with the Department of State of the Commonwealth of Pennsylvania, the existing Series A Junior Participating Preferred Stock of the Company, established on April 21, 1998, of which no shares have been issued, shall be eliminated and withdrawn and the shares thereof previously reserved shall be returned to the status of undesignated, authorized, and unissued shares of Preferred Stock of the Company.